Distribution and Selling Agreement

This Distribution and Selling Agreement (“Agreement”) is made and entered into on this 31st day of December, 2010 (the “Effective Date”), by and among Securities Management and Research, Inc., a Florida corporation (“Distributor”), and American National Insurance Company, a life insurance company domiciled in the state of Texas (“Company”), on its own behalf and on behalf of the separate accounts listed on Schedule A (“Separate Accounts”). The capitalized terms used in this Agreement and not otherwise defined have the meanings specified by Article 10.

WHEREAS, the Company and the Separate Accounts are the issuers of certain life insurance policies and annuity contracts that are deemed to be securities under the Securities Act of 1933 (the “Securities Act”) and which may be subject to regulation under the Investment Company Act of 1940 (the “Company Act”); and

WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission (the “Commission”) under the Securities and Exchange Act of 1934 (the “Exchange Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) and is willing to serve as the distributor for the Contracts, as defined below, in accordance with the  terms hereof.

NOW, THEREFORE, the parties agree as follows:

Article One

Distribution of the Contracts

1.1         Distribution by Distributor. The Distributor shall sell the life insurance policies and annuity contracts identified on Schedule A (“Contracts”), attached hereto and made a part hereof, as agent for and on behalf of the Company and the Separate Accounts, as applicable. The Distributor shall offer and sell the Contracts without compensation on a continuing basis in such jurisdictions where the offer and sale of the Contracts are lawful while this Agreement is in effect unless the offering is terminated by the Company.

1.2         Acceptance of Applications and Orders. The Distributor shall accept, and promptly transmit, all customer applications, premium payments or other orders for the surrender, redemption, transfer, exchange or reallocation of the Contracts in accordance with the Contracts’ respective Disclosure Documents. Such application, payment or order will be deemed to have been transmitted promptly only if received at the address designated by the applicable Disclosure Document within five (5) days of acceptance by the Distributor or the customer’s agent.

1.3         Organization of the Selling Group; Due Diligence. (a) The Company and the Distributor may jointly enter into selling agreements with Independent Agencies willing to sell the Contracts for the Company to retail clients. In such cases, the Company shall appoint such Independent Agencies, and each such Independent Agency’s insurance agents, if required by state insurance law, as agents for the sale of the Contracts. The Company may refuse to appoint any person, and may terminate or refuse to renew such person’s appointment, if the Company determines, in its sole discretion, that such appointment is inconsistent with applicable state insurance law.

(b) The Distributor shall carry the securities registration for those Independent Agencies identified by the Company that are reasonably acceptable to the Distributor under its standard business practices. The Distributor shall be fully responsible for ensuring that each Independent Agency with which it contracts to sell the Contracts for the Company or that are otherwise permitted to sell the Contracts by the Distributor are qualified for such purpose for so long as such Independent Agency continues to sell for or on behalf of the Company. The Distributor shall notify the Company and shall terminate any Independent Agency’s authority to sell the Contracts promptly if the Distributor becomes aware that the Independent Agency ceases to have the qualifications of Section 4.3 hereof.

1.4         Supervision and Suitability. The Distributor assumes full responsibility for the activities of the Independent Agencies and all persons engaged directly or indirectly in the Distributor’s securities business and acknowledges that each such person is to be deemed a “person associated with” the Distributor as defined in Section 3(a)(18) of the Exchange Act and further accepts full responsibility for the training, supervision and control of such persons in accordance with Section 15(b)(4)(E) of the Exchange Act. The Distributor shall conduct the distribution of the Contracts in accordance with all applicable state and federal laws and the rules and regulations of FINRA. The Distributor shall use its best efforts to ensure that all recommendations, sales or exchanges of the Contracts are suitable in accordance with NASD Rule 2310 and applicable state securities laws. The Company shall use its best efforts to ensure that all recommendations, sales or exchanges of the Contracts are suitable in accordance with applicable state insurance laws.

1.5         Exchanges and Replacements. (a) The Distributor shall not directly or indirectly exchange or offer to exchange any Contract issued by a Separate Account registered under Section 8 of the Company Act for any other security or insurance contract issued by any person without the express written authorization of the Company and such Separate Account. This paragraph does not apply to the reallocation of subaccount assets. The Distributor may not directly or indirectly effect any exchange of any Contract except in accordance with the Company’s written policies with respect to the acceptability of exchanges. The Distributor shall enforce the Company’s exchange procedures, including any training requirements, and shall ensure that all required disclosures, notices, waivers and other materials have been appropriately executed and delivered in accordance with applicable law.

(b)         For purposes of paragraph (a) hereof the term “exchange” means any transaction in which a new life insurance policy or annuity contract is purchased and an existing Contract is replaced, lapsed, forfeited, surrendered, converted, amended, reissued or otherwise terminated or used in a financed purchase and includes a transaction subject to Section 11 of the Company Act.

1.6         Issuance, Amendment and Withdraw of the Contracts. The Company may cancel, or refuse to issue, a Contract to any person if such person fails to meet the Company’s underwriting standards, the application materials are inaccurate or incomplete, the purchaser fails to meet the Company’s suitability standards or the sale fails to meet the Company’s internal policies or system requirements in any material respect or was conducted in a manner inconsistent with the Disclosure Documents or in breach of this Agreement. The Company, on its behalf and on behalf of the Separate Accounts, may modify the Contracts’ terms and conditions or premiums charged therefor and may suspend or terminate the offering of any of the Contracts in any jurisdiction deemed advisable by the Company at any time in its sole discretion.

Article Two

Disclosures and Sales Literature

2.1         The Disclosure Package. The Company shall provide the Distributor with as many printed copies of the Disclosure Package as the Distributor may reasonably request. The Distributor shall be responsible for the delivery of the Disclosure Package for each Contract sold for the Company or the Separate Accounts. The Disclosure Package will be distributed in accordance with the Company’s instructions and applicable federal and state law. No sale may be effected by the Distributor unless accompanied or preceded by the appropriate materials included in the Disclosure Package. The Company may refuse to honor any sale not made in accordance with this paragraph.

2.2         Development of and Responsibility for Sales Literature. (a) The Company shall develop all Sales Literature for the Contracts. All Sales Literature will be reviewed by the parties and submitted for approval in accordance with Sections 2.2(b) and 2.2(c) hereof. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any loss that arises out of or results from such other party’s failure to comply with Sections 2.2(b) or 2.2(c) hereof.

(b)         The Distributor shall be fully responsible for (1) ensuring that the Sales Literature complies in all respects with the rules and regulations of the Commission (including Rule 156 under the Securities Act) and all applicable federal and state securities laws, (2) ensuring that the Sales Literature complies with the rules and regulations of FINRA, including, without limitation, applicable standards of content under NASD Rule 2210, and (3) filing the Sales Literature with FINRA and any other securities regulatory authorities.

(c)         The Company shall be fully responsible for ensuring that the Sales Literature complies in all respects with the insurance laws of the states where the Sales Literature is used and filing the Sales Literature with state insurance regulatory authorities when required by applicable law.

2.3         Permissible Representations; Prohibited Practices. (a) The Distributor may not, directly or indirectly, make any statements or representations, or furnish any information, in any manner, on behalf of or concerning the Company, the Separate Accounts or the Contracts except such information that is contained in the Registration Statements, the Disclosure Documents or the Sales Literature without the written approval of the Company.

(b)         The Distributor shall not directly or indirectly in connection with the offer or sale of the Contracts make any statement or use any communication which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading or engage, or permit any person under its supervision to engage, in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person.

2.4         Payment of Expenses. (a) The Company shall pay all expenses incurred in connection with (1) filing the Registration Statements with the Commission, (2) qualifying the Contracts for sale under the insurance and securities laws of the states in which the Contracts are to be sold, (3) printing and mailing the Disclosure Packages to the Distributor, (4) filing the Sales Literature with state insurance regulatory authorities, and (5) all other expenses incidental to its performance hereunder.

(b)         The Distributor shall pay all expenses incurred in connection with (1) mailing and distributing the Disclosure Packages to customers, (2) printing, mailing and distributing the Sales Literature to customers, (3) filing the Sales Literature with FINRA and applicable state securities regulatory authorities, and (4) all other expenses incidental to its performance hereunder.

Article Three

Representations of the Company and

the Separate Accounts

The Company, on behalf of itself and the Separate Accounts, hereby represents to the Distributor as follows. The Distributor acknowledges that neither the Company nor the Separate Accounts have made any representation not expressly stated in this Article and is not relying upon any representation except as follows.

3.1         Organization; Authority. (a) The Company is a life insurance company duly organized and in good standing under the laws of the State of Texas with power and authority to issue life insurance policies and annuity contracts in accordance with state insurance law in those jurisdictions that have issued the Company a certificate of authority and is duly qualified to conduct the business of life insurance in all jurisdictions within the United States except in the State of New York. This Agreement has been duly authorized, executed and delivered by the Company.

(b)         The Separate Accounts are validly existing segregated asset accounts established by resolutions of the board of directors of the Company in accordance with the insurance laws of the State of Texas. The Separate Accounts are registered with the Commission in accordance with Section 8 of the Company Act or are exempt from registration thereunder. This Agreement has been duly authorized, executed and delivered by the Company on behalf of the Separate Accounts.

3.2         Contracts Validly Issued. The Contracts issued by the Company or the Separate Accounts and sold by the Distributor have been validly authorized by the Company, and where applicable, approved by or filed with the insurance department of the state in which the Contract is sold, and when issued and delivered against payment therefore, will be duly and validly issued and in each case will qualify for sale under state securities laws and comply in all material respects with state insurance law in each jurisdiction where the Company authorizes the Contracts to be sold and will conform to the applicable description of the Contracts in the Disclosure Documents.

3.3         Filing and Effectiveness of Registration Statements. The Company has filed Registration Statements with the Commission as to those Contracts the offer and sale of which would be unlawful under Section 5 of the Securities Act in the absence of such Registration Statements. The Registration Statements have been declared effective and are not the subject of a refusal order or stop order instituted under Section 8 of the Securities Act to suspend the effectiveness of the Registration Statements.

3.4         No Material Misstatements or Omissions. (a) The Disclosure Documents do not, and will not as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)         The Registration Statements do not, and will not on any date an amendment to such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.5         No Undisclosed Adverse Legal Proceedings. No legal or governmental proceedings naming the Company or the Separate Accounts are pending or, to the Company’s knowledge, threatened other than litigation incident to the kind of business conducted by the Company and the Separate Accounts or set forth in the Disclosure Documents and which, if determined adversely to the Company or the Separate Accounts, would individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of the Company.

3.6         Agents Duly Licensed Producers. All persons who are authorized to solicit, negotiate or procure life insurance and annuity contracts on behalf of the Company will be, when appointed by the Company and associated with the Distributor, duly licensed and appointed to engage in such activities under the insurance laws of each state in which such agent has been appointed by the Company.

3.7         Legal Compliance. The Company complies in all material respects with the insurance laws, rules and regulations in those jurisdictions in which it conducts business. The Company possesses all certificates, licenses and other authorizations material to the conduct of its business described by the Disclosure Documents.

3.8         Statements and Omissions Not Covered by Representations. Notwithstanding anything in this Agreement to the contrary, no representation is made by the Company or the Separate Accounts with respect to statements or omissions based on information furnished or required to be furnished to the Company or the Separate Accounts by the Distributor.

Article Four

Representations of the Distributor

The Distributor hereby represents to the Company and the Separate Accounts as follows. The Company and the Separate Accounts acknowledge that the Distributor has not made any representation not expressly stated in this Article and are not relying upon any representation except as follows.

4.1         Organization; Authority. The Distributor is a corporation duly organized and in good standing under the laws of the State of Florida with full corporate power and authority to conduct its business in the manner contemplated by this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Distributor.

4.2         Distributor Duly Licensed and Qualified. The Distributor is registered as a broker-dealer with the Commission in accordance the Exchange Act and in accordance with the laws of each state except the State of New York. The Distributor is a member in good standing with FINRA and all persons engaged in the securities business of the Distributor are registered with FINRA in the category of registration appropriate to such person’s function. Neither the Distributor nor any of its officers, directors, employees or representatives are subject to any Statutory Disqualification, nor are any such persons disqualified from serving as the principal underwriter for an investment company under Section 9 of the Company Act.

4.3         Independent Agencies Adequately Vetted. On the date the Distributor recommends an Independent Agency for appointment by the Company to sell the Contracts, the Distributor has performed sufficient due diligence to form a reasonable belief that (i) the Independent Agency is a broker-dealer registered with the Commission and a member in good standing with FINRA and the SIPC; (ii) the Independent Agency has all licenses, memberships, permits and authorizations required by federal and state securities laws to sell the Contracts; (iii) the Independent Agency maintains appropriate policies and procedures to comply with applicable anti-money laundering laws, the regulations of the United States Department of the Treasury and the OFAC; (iv) the Independent Agency has appropriate safeguards to protect the privacy of Customer Information; (v) the Independent Agency has established a written identity theft prevention program meeting the requirements of Section 681.1 of Title 16 of the Code of Federal Regulations or other applicable law; (vi) the Independent Agency complies in all material respects with federal and state securities laws; and (vii) the Independent Agency is not, and has not been, the subject of any threatened or pending action or event that could have a material adverse effect on the reputation, financial condition or goodwill of the Company.

4.4         Legal Compliance. The Distributor is in compliance in all material respects with applicable securities laws, rules and regulations, including the rules of FINRA. The Distributor possesses all certificates, licenses, memberships, permits and other authorizations required to conduct its business, including, without limitation, those required in connection with the receipt and payment of commissions, and to distribute the Contracts.

Article Five

Administrative Services

5.1         Commission Payments. (a) Commission payments shall be paid to the Distributor or transmitted on behalf of the Distributor by the Company as follows:

(1)	The Company shall transmit all sales commissions on applications dated prior to January 1, 2011, directly to those persons appointed by the Company who are also associated persons of the Distributor;

(2)
The Company shall pay all sales commissions on applications dated on or after January 1, 2011, owing to those persons appointed by the Company who are also associated persons of the Distributor, directly to the Distributor who shall promptly remit such commissions to those persons entitled to them;

(3)	The Company shall transmit all sales commissions earned by the Independent Agencies directly to such agencies.

(b)         The transmission of the sales commissions will be performed by the Company purely as a clerical and ministerial function. The Company will have no discretion over the amount or allocation of the payments and will make such payments in strict compliance with the Distributor’s instructions and applicable contractual obligations. All such payments will be properly reflected on the Distributor’s books and records of account and reported on the Distributor’s FOCUS and Fee Assessment Reports.

5.2         Confirmations. The Distributor shall prepare and deliver all confirmations in connection with the purchase, transfer or withdrawal of funds under the Contracts, in each case in compliance with Rule 10b-10 of the Exchange Act and NASD Rule 2230. The Company shall, if and for so long as the Distributor may request, prepare and send confirmations on the Distributor’s behalf at or before the completion of each transaction in accordance with the rules and regulations of the Commission. Such confirmations will reflect the facts of the transaction and will conspicuously disclose that the confirmation is sent on behalf of the Distributor acting in the capacity of agent for the Company.

5.3         Books and Records. (a) The Distributor shall maintain and preserve correct books and records of account in accordance with Rules 17a-3 and 17a-4 of the Exchange Act, such others rules and regulations as may be prescribed by the Commission or FINRA and applicable state insurance law. The Distributor shall make such books and records of account available for prompt inspection by the Commission and any state regulatory agency with authority to examine the Company or the Separate Accounts. The Company may inspect, copy or take possession of such books and records of account at any time on demand.

(b)         The Company shall maintain and preserve books and records of account made in connection with the distribution of the Contracts on behalf of the Distributor in accordance with paragraph (a) hereof for so long as the Distributor may request. The books and records of account will be maintained and preserved by the Company as agent for the Distributor. The Company acknowledges that such books and records are and will remain the property of the Distributor and shall make such books and records available for inspection by the Commission in accordance with Section 17 of the Exchange Act at all times. Notwithstanding the foregoing, or any other agreement between the parties, all Contract Documents will remain the property of the Company and will be returned promptly upon termination of this Agreement except as prohibited by applicable federal or state securities laws.

5.4         No Restrictions on Distributor’s Supervision. The services provided by the Company to the Distributor under this Article are for administrative convenience. Nothing in this Agreement is to be construed as limiting the Distributor’s liability for the securities activities of persons subject to its supervisory control or delegating in any way the Distributor’s responsibilities under Section 1.4 hereof.

Article Six

General Responsibilities

6.1         Amendments to Disclosures. The Company shall take all such actions as are necessary to permit the offer and sale of the Contracts under applicable law, including amending the Registration Statements filed with the Commission under the Securities Act and the Company Act from time to time as required to effect the continuous offering of the Contracts. If any event occurs as a result of which the Registration Statements or Disclosure Documents would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare an amendment or supplement which will correct such statement or omission and if required by law shall file such amendment or supplement with the Commission and applicable state regulatory authorities. The Distributor shall promptly notify the Company of any event or other information known by the Distributor which may call for the Company to amend or supplement the Registration Statements or Disclosure Documents. The Company will promptly notify the Distributor of any amendment or supplement made pursuant to this section and will furnish such amendment or supplement to the Distributor upon request.

6.2         Disqualified Persons to be Terminated. (a) The Distributor shall promptly terminate any officer, director, employee, representative or other associated person who is or becomes subject to a Statutory Disqualification or is or becomes disqualified from serving as a principal underwriter for the Contracts pursuant to Section 9 of the Company Act or whose license to sell securities under state or federal law is revoked or suspended for any reason. The Distributor shall implement and maintain appropriate policies and procedures to identify any such persons.

(b)         The Company shall promptly terminate any person appointed to sell the Contracts as an agent on behalf of the Company or the Separate Accounts who is or becomes ineligible to sell the Contracts under state insurance law or whose license to sell the Contracts is revoked or suspended for any reason.

6.3         Legal Compliance; Rule 38a-1 Program. (a) The Distributor shall take all necessary action to maintain its registration with the Commission as a broker-dealer and its good standing as a member of FINRA and to maintain or acquire all charters, licenses, registrations, memberships, permits or other regulatory authorizations necessary for the conduct of its business or that later become necessary. The Distributor shall comply in all material respects with the rules and regulations of the Commission and FINRA and with all other applicable rules of conduct. The Distributor shall not, directly or indirectly, engage in any act or practice that violates federal or state securities or insurance laws.

(b)         The Company shall take all necessary action to maintain its certificates of authority in those jurisdictions where the Contracts are to be sold and to maintain or acquire all charters, licenses, registrations, memberships, permits or other regulatory authorizations necessary to issue the Contracts or that later become necessary. The Company shall take all necessary action to maintain the registration of the Separate Accounts under Section 8 of the Company Act or to qualify the Separate Accounts for an exception therefrom. The Company shall comply in all material respects with the insurance laws of the jurisdictions where it conducts its business.

(c)         The Distributor acknowledges that Rule 38a-1 under the Company Act requires the Company and the Separate Accounts to adopt and implement written policies and procedures that provide for the oversight of compliance by persons who serve as underwriters, administrators and agents of the Separate Accounts. The Distributor further acknowledges that it has received a copy of the Rule 38a-1 Compliance Manual for the Separate Accounts. The Distributor shall comply with the Rule 38a-1 Compliance Manual and shall cooperate with the Company and the Separate Accounts to comply with the federal securities laws and to update the Rule 38a-1 Compliance Manual as required by Rule 38a-1.

6.4         Exclusivity. Except as expressly provided hereafter, the Distributor shall not sell any life insurance policy or annuity contract that is a security within the meaning of Section 2(a)(1) of the Securities Act in any state other than the State of New York unless the Company or the Separate Accounts are the issuers thereof. The Distributor is not prohibited from selling variable annuities offered by other issuers. For purposes of this section,  a “variable annuity” means only those accumulation or annuity contracts pursuant to which the value of the contract, either prior or subsequent to annuitization, or both, varies according to the investment experience of the separate account to which the contract relates. Nothing in this Agreement is intended to prohibit the Company or the Separate Accounts from offering or selling the Contracts through underwriters or dealers other than the Distributor.

6.5         Non-Disparagement. No party shall make any statement or take any action, directly or indirectly, that is designed or intended to damage another party hereto or to cause any agent, customer or other business associate of the other parties to terminate or adversely modify their business or contractual relationships with a party hereto.

6.6         Anti-Money Laundering Programs. Each of the parties hereto shall maintain written policies and procedures designed to achieve and monitor compliance in all material respects with the Bank Secrecy Act, the USA PATRIOT Act and all other applicable anti-money laundering rules and regulations including those established by the United States Department of the Treasury. Such policies and procedures shall include, without limitation, reasonable risk-based procedures for verifying the identity of each customer to the extent practicable prior to, or, if permitted, promptly following, the opening of a customer account and shall enable the parties to form a reasonable belief that the true identity of the customer is known. Each party shall promptly notify the other of any suspicious activity or pattern of activity that is reasonably believed to require further investigation. Upon the reasonable request of a party, but no less than annually, the other party shall promptly furnish a certificate signed by an appropriate compliance officer affirming that such party complies in all material respects with this section.

6.7         OFAC Compliance. The parties shall use their best efforts to ensure that no payment or transfer to, and no transaction is made with, nor any account opened or maintained for, whether directly or indirectly, any person or entity who (1) is or becomes subject to sanctions administered by OFAC, (2) is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or (3) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable law or regulations.

6.8         Privacy of Customer Information. The Distributor shall deliver, or shall cause the Independent Agencies to deliver, a clear and conspicuous notice, including an opt-out notice if required, that accurately reflects the privacy policies and practices of the respective parties hereto in compliance with applicable Privacy Rules. If permitted by the Privacy Rules, such notices may be a joint notice delivered on behalf of the parties, their respective affiliates or other financial institutions provided that such notices are accurate with respect to each institution and all institutions are conspicuously identified by such notice. All Customer Information will be the sole property of the Company. The Distributor may use and disclose Customer Information only to the extent necessary to provide the services identified in this Agreement in the ordinary course of business except as otherwise permitted by applicable Privacy Rules. The Distributor shall not use or disclose Customer Information except as expressly permitted by the Company’s privacy policy. The Distributor may redisclose Customer Information to its own affiliates provided that its affiliates obey the same disclosure and use restrictions that are imposed on the Distributor.

6.9         Information Security; Business Continuity. (a) Each party shall implement and maintain written administrative, physical and technical safeguards reasonably and appropriately designed to protect the confidentiality, integrity and availability of Customer Information. Such safeguards shall be at least as rigorous as those generally accepted in the financial services industry but in no event less rigorous than the safeguards the party affords its most sensitive information. Each party shall provide reasonable assistance and cooperation to mitigate, to the extent practicable, any harmful effect related to the unauthorized use, access or disclosure of Customer Information. Each party shall promptly notify the other parties of any incident reasonably believed to have resulted in the unauthorized use, access or disclosure of Customer Information. Such notice shall identify each individual whose Customer Information is reasonably believed to have been used accessed, acquired or disclosed. Each party or its auditors are authorized, on mutually agreed upon dates and times, to access the other parties’ policies, procedures, personnel, information systems, networks, other facilities and information to evaluate the strength and effectiveness of the other parties’ information security program.

(b)         Each party shall implement and maintain a business continuity plan identifying procedures relating to an emergency or significant business disruption and which is reasonably designed to enable the parties to meet their obligations to their customers. The policies and procedures will be appropriate to the size and complexity of each party’s business and will address data back-up, mission critical systems, financial and operational assessments, alternate methods of communication, alternate physical locations and any other appropriate category of risk.

6.10         Frequent and Disruptive Trading Policies. Distributor shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, devise or strategy that the Company deems harmful or potentially disruptive, or which violates the policies and procedures applicable to the Contracts or to the Separate Accounts as disclosed in their respective Disclosure Documents, including, without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs. Distributor shall have active, formal policies and procedures aimed at deterring such practices. Such policies and procedures shall provide for the ongoing review of customer account activity and prescribe effective actions to deter or detect and stop disruptive activities. Distributor shall, upon the Company’s written request, promptly provide the Taxpayer Identification Number of each person that purchased, redeemed, transferred or exchanged a Contract and the amount and dates of such purchases, redemptions, transfers and exchanges and all other information that would be covered by a “shareholder information agreement” under Rule 22c-2 of the Company Act. The Company may restrict or prohibit further purchases or exchanges by any person that has been identified by the Company as having engaged in transactions that violate the policies and procedures disclosed in the Disclosure Documents or that are deemed disruptive by the Company in its sole discretion.

6.11         Net Capital and Surplus. The Distributor shall maintain the net capital necessary to sell the Contracts under applicable law. The Company shall maintain the minimum level of capital and surplus required for life insurance companies under applicable law. The Separate Accounts shall maintain the minimum amount of net worth required by Section 14 of the Company Act if not exempt from such net worth requirements under the rules and regulations of the Commission or otherwise under applicable law.

6.12         Broker’s Bond. Distributor shall maintain an appropriate broker’s blanket bond covering any and all acts of its officers, directors, employees and other agents reasonably necessary to indemnify the Company and the Separate Accounts against any loss which any person may suffer or incur, directly or indirectly, as a result of any act or omission by the Distributor or its officers, directors, employees or agents.

6.13         Cooperation in Regulatory Matters. Each party shall cooperate with the others to the extent reasonably necessary to obtain (1) approval for Sales Literature from all necessary regulatory authorities; (2) approval of any application related to this Agreement for an order seeking an exemption from provisions of the Company Act (including Sections 17 and 26(c) thereunder) applicable to the Company, the Separate Accounts or the Distributor; or (3) any necessary or appropriate relief or approval from any state or federal regulatory authority or SRO for any matter arising out of or related to the performance of this Agreement. All parties shall make their books and records available for inspection by the Commission, FINRA, any state insurance or securities regulatory authorities or any other regulatory authority or SRO with jurisdiction over any of the parties. This section shall survive any termination or expiration of this Agreement for so long as the books and records of account arising out of or related to this Agreement must be preserved under applicable law.

6.14         Required Notifications. (a) Each party shall promptly notify the other parties of any of the following developments of which it becomes aware:

(1)	the representations made by the party hereunder are or have become inaccurate in any material respect;

(2)	any state or federal regulatory authority including the Commission and FINRA have instituted or have threatened to institute any administrative proceeding against the party;

(3)	the party’s status as a member of any SRO or the SIPC has undergone any material change since the Effective Date;

(4)	the party has breached any covenant made by it in any material respect; or

(5)
any person other than a party hereto has instituted or threatened to institute a legal action against any other party hereto or any Independent Agency or has made or threatened to make a complaint or claim related to the Contracts or any party hereto with any government agency or SRO.

(c) The notice required by paragraph (a) shall provide a reasonable description of the substance of the matter to which it relates.

6.15         Proof of Licensure. Upon the Company’s request, the Distributor shall promptly, within five (5) business days, furnish copies of any licenses, registrations and other government authorizations required to conduct operations as an insurance agency or broker-dealer as required by law and certify that such licenses, registrations or other authorizations are valid and have been duly issued in accordance with applicable law.

Article Seven

Indemnification

7.1         Indemnification by the Distributor. Except as otherwise expressly provided, the Distributor shall indemnify, defend and hold harmless the Company, the Separate Accounts and their respective directors, officers, employees, agents and representatives and each person who controls the Company or the Separate Accounts within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Company Indemnified Parties") against any and all losses, costs, fees, fines, penalties, claims, damages, expenses, liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including reasonable attorney’s fees and other legal expenses) to which the Company Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, costs, fees, fines, penalties, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the distribution of the Contracts and:

(a)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact, or arise out of or are based upon the omission to state a material fact required to be stated or necessary to make such statements not misleading, provided that this agreement to indemnify shall not apply as to any Company Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Distributor by or on behalf of a Company Indemnified Party for use in connection with the sale of the Contracts;

(b)	arise out of or as a result of the negligent or wrongful conduct of the Distributor or persons under its control;

(c)
arise out of or as a result of the Distributor’s failure to promptly pay or remit any commission or the Distributor’s material failure to provide the services and furnish the materials under the terms of this Agreement; or

(d)
arise out of or result from any material breach of any representation made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor.

7.2         Indemnification by the Company. Except as otherwise expressly provided, the Company shall indemnify, defend and hold harmless the Distributor and its officers, directors, employees, agents and representatives and each person who controls the Distributor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Distributor Indemnified Parties") against any and all losses, costs, fees, fines, penalties, expenses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable attorney’s fees and other legal expenses), to which the Distributor Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, costs, fees, fines, penalties, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the Contracts and:

(a)
arise out of or are based upon any untrue statements of any material fact contained in the Disclosure Documents, the Registration Statements or the Sales Literature, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Distributor Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished by or on behalf of the Distributor;

(b)	arise out of or as a result of the negligent or wrongful conduct of the Company or persons under its control, with respect to the Contracts;

(c)
arise out of or as a result of the material failure of the Separate Accounts to comply with the Company Act in all material respects or the failure of the Company to comply with applicable state insurance law in the administration of the Separate Accounts;

(d)	arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement;

(e)
arise out of or result from any material breach of any representation made by the Company or the Separate Accounts in this Agreement or arise out of or result from any other material breach of this Agreement by the Company or the Separate Accounts; or

(f)
arise out of or result from the failure of the Registration Statements, the Disclosure Documents or the Sales Literature to comply in any material respect with applicable law or regulation, unless such failure is attributable to information furnished by or on behalf of the Distributor.

7.3         EXPRESS NEGLIGENCE DOCTRINE. THE PARTIES ACKNOWLEDGE AND EXPRESSLY INTEND FOR THE INDEMNITY UNDER THIS ARTICLE TO BE ENFORCED NOTWITHSTANDING THAT THE LOSSES FOR WHICH INDEMNIFICATION IS PROVIDED RESULTS IN PART FROM THE JOINT OR CONCURRENT NEGLIGENCE OR FAULT OF THE PARTY BEING INDEMNIFIED. IN SUCH A CASE, THE INDEMNITY SO PROVIDED IS TO BE REDUCED BY THE ALLOCABLE SHARE OF LOSS RESULTING FROM THE INDEMNIFIED PARTY’S JOINT OR CONCURRENT NEGLIGENCE OR FAULT.

7.4         No Indemnity for Misconduct. Notwithstanding anything in this Agreement to the contrary, no party shall be entitled to indemnification with respect to any losses, claims, damages, liabilities or litigation to which such party would otherwise be entitled if such losses, claims, damages, liabilities or litigation arise by reason of such party’s willful misfeasance, bad faith, or gross negligence or by reason of such party's reckless disregard of its obligations and duties under this Agreement or otherwise to the extent prohibited by Section 17 of the Company Act.

7.5         Notice Required for Claims; Right to Defend Claim. If a party seeking indemnification under this provision fails to notify the party liable for indemnification within a reasonable time after being served with legal process informing the party of the claim, the party liable for indemnification will be relieved of liability to the extent materially prejudiced as a consequence of such failure. Failure to notify the party liable for indemnification of any such claim shall not relieve such party of any liability which it may have to the other party otherwise than on account of this indemnification provision. At any time, a party may, at its own expense, without reimbursement of such expenses from the indemnifying party, participate in the defense of any claim or assume the full defense thereof with attorneys of their choosing.

Article Eight

Termination and Survival

8.1         The Term and Renewal. This Agreement shall continue in force and effect for five (5) years following the Effective Date hereof and shall thereafter renew for successive two (2) year terms (the “Term”) unless terminated by one of the parties hereto upon two-hundred and seventy (270) days advanced notice unless otherwise terminated in accordance with this Article.

8.2         Termination by the Company. The Company may terminate this Agreement on its behalf and on behalf of the Separate Accounts:

(a)
immediately upon notice if the Distributor ceases to satisfy the qualifications of Section 4.2 hereof or otherwise becomes ineligible to serve as a principal underwriter for the Contracts if at the time such notice becomes effective the grounds for termination have not been remedied;

(b)
immediately upon notice if a receiver or trustee is appointed for the Distributor under the Securities Investor Protection Act or if any relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights is instituted by or against the Distributor;

(c)
immediately upon notice if formal proceedings naming the Distributor are threatened or instituted by the Commission, FINRA, any state securities or insurance department or any other regulatory body or person if such proceedings could be reasonably expected to have a material adverse effect upon the Distributor’s ability to perform its obligations under this Agreement or upon the Company’s business reputation, goodwill or financial condition;

(d)	immediately upon notice if the Distributor fails to effect the offer and sale of the Contracts in material compliance with all applicable state and federal laws;

(e)	immediately upon notice if the Company is required to register as a broker-dealer on account of the services rendered to the Distributor under Article 5 hereof;

(f)
upon thirty (30) days notice if the Distributor fails to substantially perform its obligations hereunder or materially breaches any of its covenants under this Agreement or if any representation made by the Distributor is inaccurate in any material respect if at the time such notice becomes effective the grounds for termination have not been remedied; or

(g)	upon one-hundred and eighty (180) days written notice without any cause whatsoever.

8.3         Termination by the Distributor. The Distributor may terminate this Agreement:

(a)	immediately upon notice if any proceeding in bankruptcy, liquidation, insolvency, receivership or other similar law affecting creditors’ rights is instituted by or against the Company;

(b)
immediately upon notice if formal proceedings naming the Company or the Separate Accounts are threatened or instituted by the Commission, FINRA, any state securities or insurance department or any other regulatory body or person if such proceedings could be reasonably expected to have a material adverse effect on their respective ability to perform their obligations under this Agreement or upon the Distributor’s business reputation, goodwill or financial condition;

(c)
upon thirty (30) days notice if the Company or the Separate Accounts cease to issue all of the Contracts or fail to substantially perform their respective obligations hereunder or materially breach any of their respective covenants under this Agreement or if the representations made by either of them are inaccurate in any material respect if at the time such notice becomes effective the grounds for termination have not been remedied; or

(d)	upon one-hundred and eighty (180) days written notice without any cause whatsoever.

8.4         Content of Notice; Date Notice Effective. A notice of termination given by a party pursuant to this section has no effect unless the notice states the grounds for termination with reasonable specificity. A notice may specify an effective time no earlier than the later of the date the notice is duly sent in accordance with this Agreement or the earliest date permitted by this Article. If an incorrect effective date is specified or if no effective date is specified, a duly sent notice shall become effective at the earliest time permitted by this Article.

8.5         Survival. If this Agreement is terminated pursuant to this Article, the Agreement will be void and of no effect, but no such termination will relieve any party from any liability or damages incurred or based on events that occurred before such termination. Notwithstanding the foregoing, Section 6.13, Articles 7, 9 and 10 will survive any termination of this Agreement.

Article Nine

Miscellaneous

9.1         Section 26 Fees and Expenses. No payment or expense will be allowed to the Distributor by the Separate Accounts or by the Company except as expressly set forth in this Agreement. The Company may, on its behalf or on behalf of the Separate Accounts, modify or eliminate any commission, reimbursement or other payment allowed to the Distributor if the Company determines that the fees and charges deducted under the Contracts are not, in the aggregate, reasonable in relation to the services rendered, the risks assumed and the expenses expected to be incurred.

9.2         Notice. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party:

If to the Company:

James A. Collura
American National Insurance Company
One Moody Plaza
Galveston, Texas 77550

with a copy to:

Gregory S. Garrison
Greer, Herz, & Adams, L.L.P.
One Moody Plaza
Galveston, Texas 77550

If to the Distributor:

Thomas J. Berthel
Berthel, Fisher & Company
701 Tama St. Bldg. B
P.O. Box 609
Marion, Iowa  52302-0609

with a copy to:

Michael K. Denney
Bradley & Riley PC
2007 First Avenue SE
P.O. Box 2804
Cedar Rapids, Iowa  52406-2804

9.3         No Implied Authority. No power or authority is granted by the Company to the Distributor, the Independent Agencies or their respective agents except as expressly stated herein and no such power or authority is to be implied.

9.4         Assignment; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other parties to the Agreement. Any purported assignment in violation of this section is void. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

9.5         Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to principals of conflicts of law. The federal and state courts located in the State of Texas will have exclusive jurisdiction in all matters and proceedings arising out of or related to this Agreement. Each party hereto irrevocably consents to the personal jurisdiction of the federal and state courts located in the State of Texas and waives any claim that such court is an inconvenient forum.

9.6         Amendments; Waiver. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing and executed by each of the parties. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

9.7         Interpretation of Certain Terms. References to the Securities Act, the Exchange Act, the Company Act or other applicable laws means such laws as amended, as well as any successor laws, and includes the rules and regulations of, and official interpretive authorities issued by, the relevant regulatory authorities. References to the rules and regulations of any SRO mean the rules and regulations enforced by the relevant SRO, as amended, and include, with respect to any rule or regulation expressly cited, any successor rule or regulation. The phrase “associated person” or “person associated with” or like terms or phrases have the meaning specified by Section 3(a)(18) of the Exchange Act unless the context otherwise requires. The word “including” and like terms are illustrative and are to be deemed followed by the phrase “without limitation” where applicable.

9.8         Obligations Several Not Joint. All covenants, representations, and other obligations imposed on any of the parties hereto (including such covenants, representations and other obligations described as being undertaken by one party on behalf of another party) are several and not joint obligations of the respective parties to which the covenant, representation or other obligation applies.

9.9         Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

9.10         Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Article Ten

Definitions

“Contract Documents” means all accounts, customer files and records (including names, addresses and ages of customers or records of policy expiration or renewal dates), application forms, rate books and all other records referenced in Section II of the Broker-Dealer Selling Agreement and Licensed Agency Agreement, as amended, and which is incorporated herein by reference for all purposes.

“Customer Information” means (i) personally identifiable financial information; (ii) any list, description or other grouping of information about customers that is derived using any personally identifiable financial information that is not available to the public; and (iii) any information provided by a consumer to purchase, or results from a transaction to obtain, a Contract.

“Definitive Prospectus” means, with respect to any Contract registered under the Securities Act, the prospectus meeting the requirements of Section 10 of the Securities Act and included in the then effective Registration Statement as supplemented pursuant to Rule 497 of the Securities Act.

“Disclosure Documents” means the applicable Definitive Prospectuses, Disclosure Memorandums and statements of additional information for the relevant Contracts.

“Disclosure Memorandum” means, with respect to any Contract for which no Registration Statement is in effect, the current memorandum prepared by the Company that describes the Contract and the offering thereof as supplemented by the Company from time to time.

“Disclosure Package” means with respect to the Contracts each of the following documents as applicable: (i) a Definitive Prospectus or Disclosure Memorandum; (ii) the statement of additional information filed with the registration statement for each registered Contract; (iii) the prospectus or other document satisfying the requirements of a prospectus under Section 10(b) of the Securities Act pursuant to Rule 482 thereunder for each mutual fund offered as an underlying investment option; (iv) any other disclosures, notices, disclaimers or documents furnished by the Company that, under applicable law, must accompany, or be delivered prior to, or within a reasonable time after, the sale of a Contract; and (v) any supplements or amendments thereto.

“Independent Agency” means a person, other than an affiliate of the Distributor, who is engaged in the business of soliciting, selling and negotiating life insurance and annuities to retail clients on behalf of one or more unaffiliated insurance companies and includes such person’s officers, directors, employees, agents, representatives, affiliates and other associated persons of such person as defined by Section 3(a)(18) of the Exchange Act.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Privacy Rules” mean Regulation S-P as adopted by the Commission and Subchapter A of Chapter 22 of Title 28 of the Texas Administrative Code or other applicable state and federal privacy rules and regulations as amended from time to time.

“Registration Statements” means the registration statements filed with the Commission under Section 6 of the Securities Act in accordance with the form specified on Schedule A and the rules and regulations of the Commission and includes any post-effective amendments filed under Rule 485 of the Securities Act, the Definitive Prospectus and the statement of additional information, if any, filed therewith.

“Sales Literature” means any written communication or advertisement made generally available to customers or the public, including, without limitation, brochures, circulars, telemarketing scripts, seminar texts, reprints or excerpts of any other advertisement, educational or training materials but does not include any information in the Disclosure Package.

“SIPC” means the Securities Investor Protection Corporation.

“SRO” means a non-government self-regulatory organization with statutory authority to regulate its members and includes FINRA.

“Statutory Disqualification” means a disqualification under Section 3(a)(39) of the Exchange Act and includes an order of an appropriate regulatory agency denying, suspending or revoking registration as a broker-dealer; an order barring or suspending association with a broker-dealer; a conviction of any felony or a crime involving larceny, theft, robbery, extortion, forgery, fraud or counterfeiting.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

American National Insurance Company

By: ___________________________
G. Richard Ferdinandtsen
President, Chief Operating Officer

Separate Accounts

By: American National Insurance Company, Depositor

By: ___________________________
G. Richard Ferdinandtsen
President, Chief Operating Officer

Securities Management and Research, Inc.

By: ___________________________
James A. Collura
President

250396

Schedule A

Separate Accounts and Contracts

The following Separate Accounts have been established by the Company:

American National Variable Annuity Separate Account

(issuing the following Contracts on Securities Act Form N-4)

Contract	SEC File Number
WealthQuest III Variable Annuity	333-30318

American National Variable Life Separate Account

(issuing the following Contracts on Securities Act Form N-6)

Contract	SEC File Number
WealthQuest III Variable Universal Life	333-53122

A-